    Exhibit 99.2

PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF DECEMBER 31, 2018

	Predictive	Helomics	Purchase	Debt Conversion	Note 3	Pro Forma
	Oncology(1)	Holding Company(2)	Adjustments	Adjustments		Combined Totals
ASSETS
Current Assets:
Cash and cash equivalents	$162,152	$30,802	$-	$-		$192,954
Accounts Receivable	232,602	237,640	-	-		470,242
Notes Receivable	497,276	-	(452,775)	-	(b)	44,501
Inventories	241,066	17,508	-	-		258,574
Prepaid Expense and other assets	318,431	8,524	-	-		326,955
Total Current Assets	1,451,527	294,474	(452,775)	-		1,293,226

Notes Receivable	1,112,524	-	-	-		1,112,524
Equity Investment	-	682,000	(682,000)	-	(c)	-
Fixed Assets, net	180,453	1,203,572	-	-		1,384,025
Intangibles, net	964,495	160,775	3,564,225	-	(m)	4,689,495
Goodwill	-	-	16,323,519	-	(d)	16,323,519
Total Assets	$3,708,999	$2,340,821	$18,752,969	$-		$24,802,789

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$445,689	$2,112,732	$-	$-		$2,558,421
Note Payable - Bridge Loan Net of Discount	1,327,942	-	-	-		1,327,942
Note Payable - Net of Discount	306,972	-	-	-		306,972
Accrued Expenses	1,279,114	1,515,947	(39,092)	(1,064,000)	(k)	1,691,969
Derivative Liability	272,745	-	-	-		272,745
Capital leases	-	5,258	-	-		5,258
Notes payable	-	1,165,012	(1,165,012)	-	(b)	-
Notes Payable - Senior Promissory Notes, net of discount	-	7,521,543	-	(7,218,210)	(f)	303,333
Deferred Revenue	23,065	-	-	-		23,065
Total Current Liabilities	3,655,527	12,320,492	(1,204,104)	(8,282,210)		6,489,705

Total Liabilities	3,655,527	12,320,492	(1,204,104)	(8,282,210)		6,489,705
Stockholders’ Equity
Series B Convertible Preferred Stock, $.01 par value, 20,000,000 authorized, 79,246 outstanding	792	2,500	(2,500)	-	(g)	792
Common Helomics	-	10,833	(10,833)	-	(g)	-
Common Stock, $.01 par value, 50,000,000 authorized, 14,091,748 outstanding	140,917	-	40,000	86,373	(h)	267,290
Preferred Series D Stock, $0.01 par value, 20,000,000 authorized, 3,500,000 shares outstanding	-	-	35,000	-	(h)	35,000
Additional paid-in capital	63,019,708	5,254,762	2,803,321	6,376,936	(i)	77,454,727
Accumulated Deficit	(63,107,945)	(14,884,766)	16,729,085	1,818,901	(j)	(59,444,725)
Accumulated Other Comprehensive income	-	(363,000)	363,000	-	(l)	-
Total Stockholders' Equity	53,472	(9,979,671)	19,957,073	8,282,210		18,313,084

Total Liabilities and Stockholders' Equity	$3,708,999	$2,340,821	$18,752,969	$-		$24,802,789

(1) Derived from the Predictive Oncology Inc. audited balance sheet as of December 31, 2018.

(2) Derived from the Helomics Holding Corporation audited balance sheet as of December 31, 2018.

  Pro Forma Condensed Combined Statement of Operations - Year Ended December 31, 2018

	Predictive Oncology(1)	Helomics Holding Company(2)	Merger Related Adjustments	Note 3	Pro Forma Combined Totals

Revenue	$1,411,655	$400,778			$1,812,433
Cost of goods sold	415,764	229,354			645,118
Gross margin	995,891	171,424			1,167,315
Expenses
General and administrative expenses	4,626,997	3,419,292	173,767	(n)	8,220,056
Operations expenses	1,861,121	2,000,688			3,861,809
Sales and marketing expenses	2,369,152	253			2,369,405
Total expense	8,857,270	5,420,233	173,767		14,451,270

Loss from operations	(7,861,379)	(5,248,809)	(173,767)		(13,283,955)
Interest expense	-	4,671,750			4,671,750
Other expense	441,772	-			441,772
Other income	510,254	269,052			779,306
Loss on equity method investment	(2,293,580)	-	2,293,580	(e)	-
Loss on derivative instrument	-	(4,333)			(4,333)
Net loss available to common shareholders	(10,086,477)	(9,655,840)	2,119,813		(17,622,504)
Other comprehensive loss	-	(363,000)			(363,000)
Comprehensive loss	$(10,086,477)	$(10,018,840)	2,119,813		$(17,985,504)
Loss per common share - basic and diluted	(0.79)				(0.74)

Weighted average shares used in computation - basic and diluted	12,816,289			(a)	24,457,747

(1) Derived from Predictive Oncology Inc. audited statement of operations for the year ended December 31, 2018

(2) Derived from Helomics Holding Company audited statement of operations for the year ended December 31, 2018

FOOTNOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 – Description of Transaction and Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with GAAP and pursuant to the rules and regulations of SEC Regulation S-X and present the pro forma financial position and results of operations of the combined companies based upon the historical data of Predictive Oncology Inc. (the “Company” and “Predictive”) and Helomics Holding Corporation (“Helomics”).

For the purposes of the unaudited pro forma condensed combined financial information, the accounting policies of Predictive and Helomics are aligned with no significant differences. Accordingly, no effect has been provided for the pro forma adjustments described in Note 3, “Pro Forma Adjustments.”

Description of Transaction

On June 28, 2018, Predictive Oncology Inc. entered into an agreement and Plan of Merger (the “Merger Agreement”) with Helomics Acquisition, Inc., a wholly-owned subsidiary of the Company (“Merger Sub”), and Helomics Holding Corporation. The Merger Agreement contemplates a forward triangular merger with Merger Sub surviving the merger with Helomics and becoming a wholly-owned operating subsidiary of the Company (the “Merger”). The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provision of Section 368(a) of the Code. The Merger was completed on April 4, 2019.

At the time of the merger, all outstanding shares of Helomics stock not already held by the Company were converted into the right to receive a proportionate share of 4.0 million shares of common stock of the Company and 3.5 million shares of Series D Convertible Preferred Stock of the Company, (“Merger Shares”), in addition to the 1.1 million shares of the Company’s common stock already issued to Helomics for the Company’s initial 20% ownership in Helomics. Also, 860,000 shares of the merger consideration are held in escrow for 18 months to satisfy indemnification claims. Helomics’ management team is expected to remain in their respective leadership positions at Helomics and to manage the existing TumorGenesis operations.

The Company agreed to pay off existing Helomics notes and issued 8.6 million shares of common stock, at $1.00 per share, converting the promissory notes. Three noteholders did not convert their shares and the Company has issued those noteholders new notes, $303,333 in principal, due 90 days from the Merger close date. The Company also agreed to issue warrants to purchase 14.2 million shares of Predictive common stock at an exercise price of $1.00 per share to all of the investors in the notes replacing 23.7 million warrant shares held by the noteholders in Helomics. The common stock issuable upon exercise of the Company warrants was registered in connection with the Merger.

In addition, Helomics had 995,000 warrants held by other parties at an exercise price of $0.01 per share of Helomics common stock. The warrants were exchanged at the time of the closing of the Merger for warrants to purchase 597,000 shares of Company common stock at $0.01 per share.

The Merger Agreement also obligated the Company to approve, prior to the closing of the Merger, the grant of stock options exercisable for an aggregate of 900,000 shares of common stock in the Company under the Company’s existing equity plan to the employees and consultants of Helomics designated by Helomics, according to the allocation determined by Helomics in good faith consultation with the Company. The options were approved by the Company Board of Directors at the March 22, 2019 board meeting and ultimately issued effective on the Merger closing date of April 4, 2019.

Basis of Presentation

Management has preliminarily concluded that the transaction represents a business combination pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations. Management has not yet completed an external valuation analysis of the fair market value of Helomics assets to be acquired and liabilities to be assumed. Using the estimated total consideration for the transaction, management has estimated the allocations to such assets and liabilities. The preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma condensed combined balance sheet. The final purchase price allocation will be determined when management has determined the final consideration and completed the detailed valuations and other studies and necessary calculations. The final purchase price allocation could differ materially from the preliminary purchase price allocation used to prepare the pro forma adjustments. The final purchase price allocation may include: (I) changes in allocation to intangible assets and bargain purchase price gain or goodwill based on the results of certain valuations and other studies that have yet to be completed, (ii) other changes to assets and liabilities and (iii) changes to the ultimate purchase consideration.

Note 2 – Preliminary Purchase Price Allocations

Management has performed a preliminary valuation analysis of the fair market value of Helomics assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of December 31, 2018:

Cash and cash equivalents	$30,802
Accounts receivable	237,640
Inventories	17,508
Prepaid expense and other assets	8,524
Fixed Assets	1,203,572
Intangibles, net	3,725,000
Accounts payable	(2,112,732)
Accrued expenses	(1,476,855)
Capital leases	(5,258)
Convertible notes	(7,521,543)
Goodwill	13,715,974	(o)
Total consideration	$7,822,632	(p)

(o)To reflect the goodwill recognized as a result of the transaction. The total goodwill recorded in the balance sheet is also inclusive of the $2,607,545 gain recognized by the Company to revalue its previous held interest in Helomics as of the day of the transaction, but is not included in the goodwill represented here.

(p)Consideration of $7,822,632 represents the market value ($0.7483 per share as of April 4, 2019) on approximately 4.0 million shares of Predictive common stock and 3.5 million shares of Predictive Series D Convertible Preferred Stock. Also included in the consideration is the cancellation of the $2,210,382, including interest, note between the companies.

Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Helomics based on their estimated fair values as of the transaction closing date. The excess of the acquisition consideration paid over the estimated fair values of net assets acquired will be recorded as goodwill in the condensed combined balance sheet.

Note 3 – Pro Forma Adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information.

a.	Represents the weighted average shares of common stock for the December 31, 2018 condensed combined statement of operations calculated by (a) taking the actual weighted average common stock basic and diluted as of that date divided by the actual common stock outstanding as of that date; then, (b) the newly acquired shares of common stock are added to the existing common shares outstanding for the pro forma combined total of outstanding common shares. The sum of the new shares in (b) is multiplied by the ratio determined from the original calculation in (a) for estimated weighted average shares in the pro forma.
b.	Assumes the elimination of the note receivable due from Helomics to the Company as of December 31, 2018. The total interest recognized in 2018 for the note receivable was $39,092.
c.	Represents the elimination of Helomics' previously held interest in the Company.
d.	Represents the calculation of goodwill (Refer to Note 2 for discussion of Goodwill). Goodwill represents the portion of the purchase consideration in excess of net assets acquired.
e.	Represents the elimination of the equity method investment loss in 2018 since the Merger is considered completed as of January 1, 2018 for pro forma purposes.
f.	Reflects conversion of the outstanding Helomics convertible notes through issuance of Predictive common stock and warrants to purchase common stock to the convertible note holders, concurrent with the merger transaction. There was a gain on the extinguishment of the convertible debt of $2,087,641. Three noteholders did not convert their shares and the Company has issued those noteholders new notes, $303,333 in principal, due 90 days from the Merger close date.
g.	Reflects elimination of historical Helomics equity balances.
h.	Represents issuance of 4 million shares of Predictive common stock and 3.5 million shares of Predictive Series D preferred stock to Helomics common stockholders as merger consideration, as well as issuance of 8.6 million shares of Predictive common stock to holders of Helomics convertible notes, concurrent with the merger transaction.
i.	Purchase adjustments: represents elimination of historical Helomics paid-in capital, offset by issuance of Predictive common and preferred shares as merger consideration, as well as stock options issued to Helomics employees concurrent with the merger transaction. Debt conversion adjustments: represents issuance of Predictive common stock to holders of Helomics’ convertible notes, concurrent with the merger transaction.

j.	Purchase adjustments: represents elimination of historical Helomics accumulated deficit, offset by compensation expense for stock options issued to Helomics employees concurrent with the merger transaction and inclusive of the gain on revaluation of the previous investment. The gain on revaluation of the previous investment was determined by dividing the purchase consideration by 75% to ascertain the implied value of Helomics, and then subtracting the original consideration for the 75% purchased, which represents the gain. Debt conversion adjustments: represents gain on conversion of Helomics convertible notes into Predictive common shares, concurrent with the merger transaction.
k.	Represents elimination of accrued interest expense for Helomics convertible noteholders. The purchase adjustment of $39,032 is interest receivable from Helomics that was in the accrued expense accounts and was eliminated.
l.	Represents the elimination of the other comprehensive loss recorded by Helomics to recognize the change in fair value of Helomics' previously held interest in the Company.
m.	To eliminate the existing Helomics intangibles and to recognize the fair value of intangible assets acquired in the transaction. Such intangibles are inclusive of trademarks, customer relationships, and developed technology/know how.
n.	To record intangible amortization in accordance with Company policy. Trademarks are accounted for as indefinite lived intangible assets. Customer relationships are amortized over a 15-year period. Developed technology/know how are amortized over a 20-year period.